Exhibit 99.1

Warren Resources Announces Initial Results from Upper Marcellus Completions

•                  Combined daily production rate from two Upper Marcellus wells is 17 MMcf per day with 3% of flowback load recovered

NEW YORK, August 18, 2015 (GLOBE NEWSWIRE) — Warren Resources, Inc. (NASDAQ: WRES) today announced initial results from its well completion operations in the Upper Marcellus formation, located within its acreage block in Wyoming County, Pennsylvania.

Warren successfully drilled and set pipe for two Upper Marcellus wells in the first quarter of 2015, and completion operations commenced in July 2015.  The two Upper Marcellus wells have been flowing back for approximately two weeks and the current combined daily production rate is 17 MMcf per day with 3% of flowback load recovered. The wells are drilled from Warren’s Mirabelli and Ruark pads.

Lance Peterson, Interim CEO, commented, “Warren’s first two Upper Marcellus wells were drilled with the intent to test a wide swath of our acreage block.  Warren is very encouraged by the early results from these  wells, and we expect to see these wells continue to clean up and experience increased flow rates.  Our “core of the core” acreage position in the Marcellus continues to provide significant growth opportunities for the Company and deliver value for Warren’s shareholders. I congratulate the team and all Warren employees for their hard work and commitment to the Company.”

A successful test of the Upper Marcellus could potentially add over 40 additional well locations on Warren’s acreage block.  No reserves were booked at year end 2014 for the Upper Marcellus locations.

Warren’s drilling and completion efforts highlighted some attractive features of the Upper Marcellus formation in its acreage block.  It is 180 feet thick, compared to the Lower Marcellus in the same area measuring 120 feet in thickness.  Offset Lower Marcellus wells were monitored during fracturing operations and indicated no communication with the Upper Marcellus. The Company believes production rates and reserves associated with these wells will be 100% accretive.

In addition, Warren has the advantage of having pipeline infrastructure and pads already in place to support the drilling of additional wells in the Upper Marcellus, thereby eliminating time consuming infrastructure projects, and providing economic returns at lower realized gas prices.

Warren adhered to its strategy of driving operational efficiencies, with drilling costs for the two Upper Marcellus wells coming in 5% under budget and completion operations coming in 10% under budget.    The Company sees an opportunity to reduce drilling and completion costs by 15% for future locations while maintaining exceptionally low lease operating expenses in the range of $0.75 per Mcf, including gathering and transportation costs.

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the acquisition, exploration, development and production of domestic oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in the Los Angeles Basin in California, natural gas in the

Marcellus Shale in Pennsylvania, and an undeveloped acreage position in the Washakie Basin of Wyoming.

Forward-Looking Statements

Portions of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. A number of factors may cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to: changes in oil and gas prices and hedging activities undertaken in relation thereto; changes in expected levels of oil and gas reserve estimates and production estimates; the inability to drill wells on a substantial portion of our acreage due to insufficient capital, market conditions or other factors; the timing and results of drilling and other development activities; any inability to hold substantial leases; governmental and environmental regulations and permitting requirements and delays; the availability of capital and credit market conditions; unsuccessful exploratory activities; unexpected cost increases; delays in completing production, treatment and transportation facilities; the availability and cost of obtaining equipment and technical personnel; operating hazards; risks associated with the availability of acceptable transportation arrangements; unanticipated operational problems; potential liability for remedial actions under existing or future environmental regulations; changes in tax, environmental and other laws applicable to our business as well as general domestic and international economic and political conditions; concentration of customers; inability to replace reserves as they are produced; climate change; computer security breaches; and factors that may affect our common stock including the numbers of shares subject to registration rights; stock price volatility; anti-takeover measures in our organizational documents; and any failure to make appropriate assumptions or estimates in the preparation of our financial statements or to maintain adequate internal control over financial reporting. All forward-looking statements are made only as of the date hereof and, unless legally required, the Company undertakes no obligation to update any such statements, whether as a result of new information, future events or otherwise. Further information on risks and uncertainties that may affect Warren’s operations and financial performance, and the forward-looking statements made herein, is available in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other public filings and press releases.

CONTACT:                         Ray Deacon

212-697-9660